EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION

RESTATED ARTICLES OF INCORPORATION

OF

FIRST CORPORATION

     The undersigned, acting as incorporator, pursuant to the provisions of the laws of the State of Colorado relating to private corporations, hereby adopts the following Articles of Incorporation:

          ARTICLE ONE.  (NAME)

The name of the corporation is: FIRST CORPORATION

  The address of the corporation is: 15998 SW 13th Street

          ARTICLE TWO.  (RESIDENT AGENT)     The agent for service of process is Brian J. O’Shaughnessy, 150 Elm Street, Denver, State of Colorado 80220.

          ARTICLE THREE.  (PURPOSES)      The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Colorado or of the United States of America, and without limiting the generality of the foregoing, specifically:

               (OMNIBUS).     To have to exercise all the powers now or hereafter conferred by the laws of the State of Colorado upon corporations organized pursuant to the laws under which the corporation is organized and any and all acts amendatory thereof and supplemental thereto.

               II.  (CARRYING ON BUSINESS OUTSIDE STATE)      To conduct and carry on its business or any branch thereof in any state or territory of the United States or in any foreign country in conformity with the laws of such state, territory, or foreign country, and to have and maintain in any state, territory, or foreign country a business office, plant, store or other facility.

               III. (PURPOSES TO BE CONSTRUED AS POWERS)

The purposes specified herein shall be construed both as purposes and powers and shall be in no wise limited or restricted by reference to, or inference from, the terms of any other clause in this or any other article, but the purposes and powers specified in each of the clauses herein shall be regarded as independent purposes and powers, and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or of the general powers of the corporation; nor shall the expression of one thing be deemed to exclude another,              although it be of like nature not expressed.

          ARTICLE FOUR.   (CAPITAL STOCK)    The corporation shall have authority to issue an aggregate of  ONE HUNDRED AND TEN MILLION (110,000,000) shares of stock, par value ONE MILL ($0.001) per share divided into two (2) classes of stock as follows for a total capitalization of  ONE HUNDRED AND TEN THOUSAND DOLLARS ($110,000).

               (A)            NON-ASSESSABLE COMMON STOCK:  ONE HUNDRED MILLION

               (100,000,000) shares of Common stock, Par Value ONE MILL ($0.001) per share, and

               (B)            PREFERRED STOCK: TEN MILLION (10,000,000) shares of Preferred stock, Par Value ONE MILL ($0.001) per share.

All capital stock when issued shall be fully paid and non-assessable.  No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any un-issued stock, or any other securities, which the corporation may now or hereafter be authorized to issue.

The corporations capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

Holders of the corporations Common Stock shall not possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.

ARTICLE FIVE.  (DIRECTORS).        The affairs of the corporation shall be governed by a Board of Directors of not more than fifteen (15) nor less than one (1) person.  The name and address of the first Board of Directors is:

NAME                               ADDRESS

Inge L. E. Kerster

159983 SW 13th Street

Pembroke Pines, FL 33027

               ARTICLE SIX.   (ASSESSMENT OF STOCK).  The capital stock of the corporation, after the amount of the subscription price or par value has been paid in, shall not be subject to pay debts of the corporation, and no paid up stock and no stock issued as fully paid up shall ever be assessable or assessed.

               ARTICLE SEVEN.  (INCORPORATOR).    The name and address of the incorporator of the corporation is as follows:

Inge L. E. Kerster

15998 SW 13th Street

Pembroke Pines, FL 33027

               ARTICLE EIGHT.  (PERIOD OF EXISTENCE).  The period of existence of the Corporation shall be perpetual.

               ARTICLE NINE.  (BY-LAWS) Its Board of Directors shall adopt the initial By-laws of the corporation.  The power to alter, amend, or repeal the By-laws, or to adopt new By-laws,

shall be vested in the Board of Directors, except as otherwise may be specifically provided in the By-laws.

               ARTICLE TEN.  (STOCKHOLDERS MEETINGS).  Meetings of stockholders shall be held at such place within or without the State of Colorado as may be provided by the By-laws of the corporation.  The President or any other executive officer of the corporation, the Board of Directors, or any member may call special meetings of the stockholders thereof, or by the record holder or holders of at least ten percent (10%) of all shares entitled to vote at the meeting.  Any action otherwise required to be taken at a meeting of the stockholders, except election of directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by stockholders having at least a majority of the voting power.

               ARTICLE ELEVEN.  (CONTRACTS OF CORPORATION) No contract or other transaction between the corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this corporation, and no act of this corporation shall be any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation.  Any director of this corporation, individually, or any firm of which such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of the corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of this corporation, or a majority thereof; and any director of this corporation who is also a director or officer of such other corporation, or who is so interested, may e counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with like force and effect as if he were no such director or officer of such other corporation or not so interested.

               ARTICLE TWELVE.  (LIABILITY OF DIRECTORS AND OFFICERS)    No director or officer shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Twelve shall not  eliminate or limit the liability of a director or officer for (I) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Colorado Revised Statutes.

               IN WITNESS WHEREOF.  The undersigned incorporator has hereunto affixed his/her signature at Pembroke Pines, Florida this 19th day of February, 2004.

/S/ Sheryl Cousineau

     Sheryl Cousineau, Secretary